Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

June 29, 2021

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

3.750% Global Bonds due 2031

Issuer	Federative Republic of Brazil

Transaction	3.750% Global Bonds due 2031 (the “2031 Notes”)

Ratings	Ba2/BB-/BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$1,500,000,000.00

Total Gross Proceeds	U.S.$1,484,220,000.00

Coupon	3.750% per annum, 30/360—day count basis, payable semi-annually

Maturity	September 12, 2031

Offering Price	98.948% of the principal amount, plus accrued interest, if any, from July 7, 2021 to the date of delivery, if later.

Yield to Maturity	3.875% per annum

Benchmark Bond	UST 1.625% due May 15, 2031

Benchmark Price	101-12+

Benchmark Yield	1.473%

Reoffer Spread	240.2 bps

Underwriting Fee	0.20%

Interest Payment Dates	March 12 and September 12 of each year

First Interest Payment Date	March 12, 2022

Optional Redemption	The 2031 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2031 Notes plus a Make-Whole Amount at the Treasury Rate plus 40 basis points, plus accrued interest on the principal amount of the 2031 Notes to the date of redemption.

Pricing Date	June 29, 2021

Settlement Date	July 7, 2021 (T+5)

CUSIP / ISIN	105756 CE8 / US105756CE88

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Banco Bradesco BBI S.A. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.

Underwriting Commitments	Banco Bradesco BBI S.A. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.	U.S.$ 500,000,000 U.S.$ 500,000,000 U.S.$ 500,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated June  29, 2021, for the 2031 Notes, is available from the Securities and Exchange Commission’s website at:https://www.sec.gov/Archives/edgar/data/0000205317/000119312521202685/d129396d424b5.htm . The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Bradesco BBI S.A. toll-free at 1-646-432-6642, Goldman Sachs & Co. LLC toll-free +1 (800) 828-3182, or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Term Sheet

Filed pursuant to Rule 433

Registration No. 333-222323

June 29, 2021

FEDERATIVE REPUBLIC OF BRAZIL—FINAL PRICING TERMS

4.750% Global Bonds due 2050

Issuer	Federative Republic of Brazil

Transaction	4.750% Global Bonds due 2050 (the “2050 Notes”)

Ratings	Ba2 /BB- /BB- (Moody’s/S&P/Fitch)*

Distribution	SEC Registered

Total Amount Issued	U.S.$750,000,000 (brings total size to U.S.$4,000,000,000)

Total Gross Proceeds	U.S.$729,997,500.00

Coupon	4.750% per annum, 30/360—day count basis, payable semi-annually

Maturity	January 14, 2050

Offering Price	97.333% of the principal amount, plus accrued interest totaling U.S.$ 17,119,791.67, or U.S.$22.83 per U.S.$1,000 principal amount of the Notes, from January 14, 2021 to, but not including, July 7, 2021, the date Brazil expects to deliver the Notes, and any additional interest to date of delivery, if later.

Yield to Maturity	4.925% per annum

Benchmark Bond	UST 1.875 due February 15, 2051

Benchmark Price	95-02

Benchmark Yield	2.100%

Reoffer Spread	282.5 bps

Underwriting Fee	0.20%

Interest Payment Dates	January 14 and July 14 of each year

First Interest Payment Date	July 14, 2021

Reopening	The Notes constitute a further issuance of, and will form a single series with, the existing U.S.$3,250,000,000 aggregate principal amount of Brazil’s 4.750% Global Bonds due 2050 previously issued U.S. 2,500,000,000 on November 14, 2019 and U.S.$750,000,000 on December 8, 2020.

Optional Redemption

Prior to July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the 2050 Notes plus a Make-Whole Amount at the Treasury Rate plus 45 basis points, plus accrued interest on the principal amount of the 2050 Notes to the date of redemption.

On or after July 14, 2049, the 2050 Notes may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to 100% of the principal amount of the 2050 Notes, plus accrued interest on the principal amount of the 2050 Notes to, but excluding, the date of redemption.

Pricing Date	June 29, 2021

Settlement Date	July 7, 2021 (T+5)

CUSIP / ISIN	105756 CB4 / US105756CB40

Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Listing	Application will be made to the Luxembourg Stock Exchange—Euro MTF Market

Joint Bookrunners	Banco Bradesco BBI S.A. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.

Underwriting Commitments	Banco Bradesco BBI S.A. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc.	U.S.$ 250,000,000 U.S.$ 250,000,000 U.S.$ 250,000,000

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Brazil, subject to completion, dated June  29, 2021, for the 2050 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/0000205317/000119312521202685/d129396d424b5.htm . The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in such Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Bradesco BBI S.A. toll-free at 1-646-432-6642, Goldman Sachs & Co. LLC toll-free +1 (800) 828-3182, or HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

No PRIIPs or UK PRIIPs KID – No PRIIPs or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.